Exhibit 10.12

EMPLOYMENT AGREEMENT

BETWEEN

PQ CORPORATION

AND

SCOTT H. RANDOLPH

FEBRUARY 11, 2005

EMPLOYMENT AGREEMENT dated as of August 15, 2005, and effective as of February 11, 2005, by and between PQ Corporation, a Pennsylvania corporation (the “Company”) and wholly-owned subsidiary of Niagara Holdings, Inc., a Delaware corporation (“Holdings”), and Scott H. Randolph (the “Executive”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of December 15, 2004 (the “Merger Agreement”) by and among the Company, Holdings and Niagara Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), Merger Sub was merged with and into PQ, with PQ as the surviving corporation (the “Merger”) effective as of February 11, 2005.

WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth.  The Company acknowledges that the Executive is also the majority owner of Finure Enterprises (“Finure”) and the Chief Financial Officer of (i) Peak Investments, L.L.C., (ii) Peak Chemical LLC, (iii) Peak Lime, Inc. d/b/a Southern Lime and (iv) Peak Sulfer Inc.  The Company understands that the Executive will maintain all his interests and positions in Finure and in all the Peak Companies (as defined herein) notwithstanding his employment with the Company hereunder.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 13.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on February 11, 2005 (the “Effective Date”) and ending on the Termination Date determined pursuant to Section 4(a) (the “Employment Period”).

Section 2.              Position and Duties.

(a)           During the Employment Period, the Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and perform such duties, activities and responsibilities as directed by the CEO.  The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company and its Subsidiaries.

(b)           During the Employment Period, except with the prior consent of the Board (excluding the Executive if he should be a member of the Board at the time of such determination), the Executive shall devote his best efforts and all of his working time, attention and energies to the performance of his duties and responsibilities under this Agreement (except for vacations to which he is entitled pursuant to Section 3(a) and except for illness or incapacity).  The Executive shall not engage in any business activity which, in the reasonable judgment of the Board (excluding the Executive if he should be a member of the Board at the time of such determination), conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  Provided such time and attention does not materially interfere with his duties to the Company, the Board agrees that the Executive’s duties, responsibilities and activities on behalf of and to Finure and the Peak Companies will not be considered to conflict with the Executive’s duties to the Company under this Section 2.

Section 3.              Base Salary, Bonus and Benefits.

(a)           During the Employment Period, the Executive’s base salary shall be $240,000 per annum, or such higher rate as the Board or Compensation Committee of the Board (excluding the Executive if he should be a member of the Board or the Compensation Committee at the time of such determination) may designate from time to time (the “Base Salary”), which salary shall be payable in such installments as is customary for other senior executives of the Company.  The Executive shall be entitled to take four (4) weeks of paid vacation annually.  The Board or Compensation Committee shall conduct a review of the Executive’s Base Salary on an annual basis.  During the Employment Period, the Executive shall also be entitled to participate in the standard benefit plans available to the Company’s employees generally, in accordance with the terms and conditions of such plans as in effect from time to time.

(b)           Executive shall be eligible to receive, in addition to the Base Salary, an annual bonus (the “Bonus”) for services rendered during each calendar year in the Employment Period.  The amount of Bonus, if any, payable in respect of any calendar year will be determined based on the achievement of performance goals established by the Board or Compensation Committee within the first 90 days of such year.  The target Bonus in respect of each calendar year (the “Target Bonus Percentage”) will equal 40% of the base salary paid or payable to the Executive for such year.

(i)            Notwithstanding anything to the contrary in this Section 3(b), the Bonus payable with respect to 2005 shall be $96,000, provided the Executive remains employed with the Company through the applicable payment date.

(ii)           The Bonus, if any, payable with respect to a calendar year shall be paid within thirty (30) days following the rendering of the Company’s audited financial statements for the relevant calendar year, subject to Executive’s continued employment with the Company through such payment date.

(c)           The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d)           The Company shall deduct from any payments to be made by it to or on behalf of the Executive under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

Section 4.              Termination.

(a)           Termination Date.  The Executive’s employment under this Agreement shall terminate upon the earliest to occur (the date of such occurrence being the “Termination Date”) of (i) the expiration of the Term; (ii) the effective date of the Executive’s resignation other than for Good Reason (a “Resignation”); (iii) the Executive’s death or Disability (an “Involuntary Termination”); (iv) the effective date of a termination of the Executive’s employment for Cause by the Board (a “Termination for Cause”); (v) the effective date of Executive’s resignation for Good Reason (a “Termination for Good Reason”) and (vi) the effective date of a termination of the Executive’s employment by the Board for reasons that do not constitute Cause (a “Termination without Cause”).  The effective date of a Resignation or Termination for Good Reason shall be as determined under Section 4(b); the effective date of an Involuntary Termination shall be the date of death or, in the event of a Disability, the date specified in a notice delivered to the Executive by the Company; and the effective date of a Termination for Cause or a Termination without Cause shall be the date specified in a notice delivered to the Executive by the Company of such termination.

(b)           Resignation or Termination for Good Reason.  The Executive shall give the Company at least 30 days’ prior written notice of his Resignation or Termination for Good Reason, with the effective date thereof specified therein.  The Board may, in its discretion, accelerate the effective date of such termination of employment.

(c)           Term/Renewal.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the fifth anniversary thereof, unless earlier terminated pursuant to Section 4(a); provided that the term of employment may be extended for one or more additional one (1) year period(s) (each, an “Extension Term”) by mutual agreement of the Company and the Executive not later than 90 days prior to the expiration of the Initial Term or Extension Term, if any, then in effect.  The Initial Term and any Extension Term shall be collectively referred to as the “Term” hereunder.  Nothing stated in this Agreement or represented orally or in writing to either party shall create any obligation of either party to renew this Agreement.

Section 5.              Effect of Termination; Severance.

(a)           General.  In the event of the Executive’s termination of employment for any reason, the Executive or his estate or beneficiaries shall have the right to receive the following:

(i)            the unpaid portion of the Base Salary and paid time off accrued and payable through the Termination Date; and

(ii)           reimbursement for any expenses for which the Executive shall not have been previously reimbursed, as provided in Section 3(c).

The Executive (or his estate or beneficiaries) shall be entitled to the cash severance payments described below only as set forth herein, and the provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or arrangement maintained by the Company.

(b)           Termination without Cause or Termination for Good Reason. In the event of a Termination without Cause or a Termination for Good Reason, and subject to the Executive’s entering into a Release Agreement with the Company in substantially the form attached hereto as Exhibit A (the “Release”), the Executive shall have the right to receive the following:

(i)            the Base Salary provided by Section 3(a) hereof for a period of eighteen (18) months from the Termination Date (the “Severance Period”), such amount to be deemed liquidated damages and payable at the applicable payroll periods; provided, however, that in the event of a breach by the Executive of Section 6, 7, 8, or 9 on or after the Termination Date, the provisions of Section 11 shall apply;

(ii)           a pro rata amount of the Bonus, if any, which would have been payable to the Executive for the calendar year in which such termination occurs, determined after the end of the calendar year in which such termination occurs and equal to the amount which would have been payable to the Executive if Executive’s employment had not been terminated during such calendar year multiplied by a fraction, the numerator of which is the number of whole months the Executive was employed by the Company during such calendar year and the denominator of which is 12.  Any pro rata bonus payable under this Section 5(b)(ii) shall be paid in substantially equal installments over the remaining term of the Severance Period following calculation of such pro rata bonus amount;

(iii)          an amount equal to the product of (A) the amount of the Bonus, if any, paid or payable to the Executive in respect of the most recently completed fiscal year ending on or prior to the Termination Date and (B) 1.5, to be paid in substantially equal installments over the Severance Period; and

(iv)          an amount equal to any earned but unpaid Bonus in respect of fiscal years ending on or prior to the Termination Date, to be paid in substantially equal installments over the Severance Period.

(c)           Involuntary Termination.  In the event of an Involuntary Termination, the Executive (or his estate or beneficiaries) shall have the right to receive a pro rata amount of the Bonus, if any, which would have been payable to the Executive for the calendar year in which such termination occurs, determined after the end of the calendar year in which such termination occurs and equal to the amount which would have been payable to the Executive if Executive’s employment had not been terminated during such calendar year multiplied by a fraction, the numerator of which is the number of whole months the Executive was employed by the Company during such calendar year and the denominator of which is 12.  Any pro rata bonus payable under this Section 5(c) shall be paid within thirty days following the determination of such pro rata bonus amount.

(d)           The rights of the Executive set forth in this Section 5 are intended to be the Executive’s exclusive remedy for termination and, to the greatest extent permitted by applicable law, the Executive waives all other remedies.

Section 6.              Nondisclosure and Nonuse of Confidential Information.

The Executive will not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information of which the Executive is or becomes aware, except to the extent that (i) such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company; (ii) to the extent that such disclosure is required in connection with any action by the Executive to enforce rights under this Agreement or (iii) such disclosure is required by a court of law, governmental agency, or by any administrative or legislative body with jurisdiction to order the Executive to divulge or disclose such Confidential Information; provided, that, the Executive shall provide ten (10) days prior written notice to the Company of any such requirement or order to disclose Confidential Information so that the Company may seek a protective order or similar remedy; and, provided, further, that, in each case set forth above, the Executive informs the recipients that such information or communication is confidential in nature.

Section 7.              Inventions and Patents.

The Executive agrees that all Work Product belongs to the Company.  The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

Section 8.              Non-Compete and Non-Solicitation.

The Executive acknowledges and agrees with the Company that during the course of the Executive’s employment with the Company, the Executive will have the opportunity to develop relationships with existing employees, customers and other business associates of the Company and its Subsidiaries which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill.  Accordingly, the Executive agrees as follows:

(a)           The Executive acknowledges that the Company currently conducts its business throughout North America, South America, Europe and Asia (the “Territory”).  Accordingly, during the Term and during the 18-month period following the Termination Date (the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages within the Territory in any business in which the Company engages, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint ventures for any other Person (any such activity, “Competition”).  To the extent that the covenant provided for in this Section 8(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.  Notwithstanding the foregoing, the primary business activity conducted by Finure and each of the Peak Companies as of the Effective Time shall not constitute Competition hereunder.

(b)           Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two (2) percent (on a fully-diluted basis) of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the NASDAQ stock market or other automated quotation system, and which Person competes with the Company (or any part thereof) within the Territory, shall not be deemed to be a violation of Section 8(a).  In the event that any Person in which the Executive has any financial or other interest directly or indirectly enters into a line of business during the Non-Compete Period that competes with the Company or engages in the business of the Company within the Territory, the Executive shall divest all of his interest (other than as permitted to be held pursuant to the first sentence of this Section 8(b)) in such Person within 15 days after such Person enters into such line of business that competes with the Company or engages in such business within the Territory.

(c)           The Executive covenants and agrees that during the Term and during the 18-month period following the Termination Date, except as expressly provided herein, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee or consultant of the Company or any of its Subsidiaries to terminate his or her employment or consulting relationship with the Company or any of its Subsidiaries; (ii) employ any employee or consultant of the Company or any of its Subsidiaries during the period of his or her employment or consulting relationship with the Company or any of its Subsidiaries; (iii) solicit any customer of the Company or any of its Subsidiaries to purchase or distribute information, products or services of or on behalf of the Executive or such other Person that are competitive with the information, products or services provided by the Company or any of its Subsidiaries or (iv) take any action that may cause injury to the relationships between the Company or any of its Subsidiaries or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its Subsidiaries as such relationship relates to the Company’s or any of its Subsidiaries’ conduct of their business.  Notwithstanding the preceding sentence, the provisions of this Section 8(c) shall not apply to the solicitation or employment of the members of the Peak Group (but shall apply with respect to the solicitation or employment of Michael R. Boyce); provided, however, that nothing herein shall be construed as an amendment, waiver or modification to any other term or provision of this Agreement, or to any restrictive covenant or other provision contained in any agreement between any member of the Peak Group or Michael R. Boyce and Holdings, the Company or any Subsidiary of either of them.

(d)           The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Subsidiaries, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

Section 9.              Delivery of Materials Upon Termination of Employment.

The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or Work Product which he may then possess or have under his control regardless of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

Section 10.            Insurance.

The Company may, for its own benefit, maintain “key man” life and disability insurance policies covering the Executive.  The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

Section 11.            Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Sections 6, 7, 8 or 9, any payments then or thereafter due from the Company to the Executive pursuant to Section 5(b) shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under such Sections 6, 7, 8 and 9 or the Company’s other rights and remedies available at law or equity.

Section 12.            Representations.

(a)           Each party hereby represents and warrants to the other party that (a) the execution, delivery and performance of this Agreement by such party does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which such party is a party or any judgment, order or decree to which such party is subject, and (b) upon the execution and delivery of this Agreement by such party, this Agreement will be a valid and binding obligation of such party, enforceable in accordance with its terms, except as enforcement hereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity.  In addition, the Executive represents and warrants to the Company that except as set forth on Schedule 1 attached hereto, the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person.

(b)           The Executive (or a trust established for the benefit of his family members) has as of the date hereof, or will have not later than September 15, 2005, purchased, directly or indirectly, or has, or within such period will have, caused PQP LLC to purchase, for his or its benefit, not less than two hundred (200) shares of Class B Common Stock (the “Executive Stock”).  The Executive represents and warrants that at all times during the Employment Period, he shall maintain his direct or indirect beneficial ownership of the Executive Stock (as adjusted for any stock dividend, stock split, reverse stock split or recapitalization) and shall not transfer, and shall cause the record owner of the Executive Stock or any voting or economic interest therein not to transfer, the Executive Stock other than pursuant to and in compliance with the Stockholders Agreement.

Section 13.            Definitions.

 “Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a day on which banking institutions in New York are not required to be open.

“Cause” shall mean (i) the failure by the Executive to perform such duties as are reasonably requested by the Board which is not cured within thirty (30) days of receipt by the Executive of written notice detailing the same from the Board; (ii) the failure by the Executive to observe any material Company policies and material policies of all Subsidiaries of the Company generally applicable to executives of the Company and/or its Subsidiaries of which the Executive has notice; (iii) gross negligence or willful misconduct by the Executive in the performance of his duties or the Executive’s willful disregard of his duties; (iv) the commission by the Executive of any act which results in his conviction, or plea of guilty or no contest to, a felony, or his commission of any act involving moral turpitude, fraud or theft; (v) the material breach by the Executive of (A) this Agreement, including, without limitation, any breach by the Executive of the provisions of Section 6, Section 7 or Section 8, (B) any Subscription Agreement or Restricted Stock Agreement or (C) any Stockholders Agreement to which the Company or Holdings and the Executive may become a party or (vi) any acts of dishonesty undertaken by the Executive and intended to result in substantial enrichment, at the Company’s expense, of the Executive or any other Person.

“Change of Control” shall mean the first occurrence of any one of the following:  (i) a change in the ownership or control of the Company effected through a transaction or series of transactions (including by way of merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of 50% or more of the total combined voting power of the Company’s Shares outstanding immediately after such transaction or series of transactions; or (ii) the sale, lease, transfer, conveyance or other disposition (other than by way of a transaction that would not be deemed a Change of Control pursuant to clause (i) above), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, to any “person” (as defined above).

“Class B Common Stock” shall mean the Class B Common Stock, $0.01 par value per share, of Holdings.

“Company” shall have the meaning set forth in the preamble; provided, that, for purposes of Sections 6, 7, 8 and 9, “Company” shall include Niagara Holdings, Inc.

“Confidential Information” shall mean information that is not generally known to the public and that is or was used, developed or obtained by the Company or any of its Subsidiaries or affiliates, known by the Executive as a consequence of his employment with, or direct or indirect services as agent, employee or consultant, to or on behalf of, the Company or Holdings or any Subsidiary or affiliate of either of them, including, but not limited to the following: (i) information, observations, procedures and data concerning the business or affairs of the Company or any of its Subsidiaries; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” shall mean the physical or mental illness, disease or incapacity of the Executive (i) that renders him substantially unable to perform all of his duties under this Agreement for a period of 90 consecutive days or longer, or for 90 or more days in any period of 365 consecutive days, or (ii) that, in the opinion of a physician selected by the Board (excluding the Executive if the Executive is a member of the Board at such time), but reasonably acceptable to the Executive, is likely to prevent the Executive from substantially performing all of his duties under this Agreement for more than 90 days in any period of 365 consecutive days.

“Good Reason” shall mean the occurrence of any of the following events without the prior consent of the Executive:  (i) a material reduction in the Executive’s authority, duties and responsibilities, excluding for this purpose isolated or immaterial actions or (ii) a reduction in the Base Salary or Target Bonus Percentage or any failure by the Company to provide any material payment or benefit under this Agreement; provided, however, that in each case the Executive may not resign his employment for Good Reason unless: (x) he provides the Company with at least 30 days’ prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 30th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day notice period.  In addition to the foregoing, the Executive shall have “Good Reason” to resign his employment upon 30 days’ prior written notice not later than 90 days following the occurrence of a Change of Control.

“Peak Companies” shall mean Peak Chemical LLC, Peak Lime, Inc. d/b/a Southern Lime and Peak Sulfur Inc.

“Peak Group” shall mean Paul Ferrall, William Sichko and Billy Whalen.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Representative” shall mean, with respect to a deceased Executive, the duly appointed, qualified and acting personal representative (or personal representatives collectively) of the estate of the deceased Executive (or portion of such estate that includes Executive Stock), whether such personal representative holds the position of executor, administrator or other similar position qualified to act on behalf of such estate.

“Restricted Stock Agreement” shall mean the Restricted Stock Agreement, dated on or about the date hereof, relating to the vesting, sale and other matters involving the stock of Holdings held by the Executive.

“Stockholders Agreement” shall mean the Stockholders Agreement dated on or the Effective Date between Holdings and certain stockholders of Holdings, as amended, modified or supplemented from time to time.

“Subscription Agreement” shall mean that certain Subscription and Stock Purchase Agreement dated on or about the date hereof between Holdings and the Executive.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Person), owns, directly or indirectly, 50% or more of the stock or other equity interests which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 14.            General Provisions.

(a)           Severability.  It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and sufficient if (i) delivered personally, (ii) delivered by certified United States Post Office mail, return receipt requested, (iii) telecopied or (iv) sent to the recipient by a nationally-recognized overnight courier service (charges prepaid) and addressed to the intended recipient as set forth below:

(i)	if to the Executive, to him at his most recent address in the Company’s records,

	with a copy to:	Peak Investments, L.L.C.
15700 College Blvd.
Suite 101
Lenexa, KS 66219

		Attention:	Michael R. Boyce
William J. Sichko, Jr.
		Facsimile:	(913) 227-0287

(ii)

if to the Company, to:

PQ Corporation

c/o J.P. Morgan Partners (BHCA), L.P.
1221 Avenue of the Americas, 39th Floor
New York, New York 10020

		Attention:	Timothy J. Walsh
Stephen V. McKenna
		Facsimile:	(212) 899-3401

	with a copy to:	Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022

		Attention:	David S. Allinson
		Facsimile:	(212) 751-4864

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by mail, on the third Business Day following such mailing, (c) if telecopied, on the date telecopied, and (d) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch.

(c)           Entire Agreement.  This Agreement, the Subscription Agreement, the Restricted Stock Agreement and the Stockholders Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e)           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate, as the case may be; provided, however, that the obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

(f)            Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(h)           Descriptive Headings; Nouns and Pronouns.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(i)            Non-Qualified Deferred Compensation.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Code and related Department of Treasury guidance, the Company may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date hereof.

(j)            Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

PQ CORPORATION

By:	/s/ William J. Sichko, Jr.
Name: William J. Sichko, Jr.
Title: Chief Administrative Officer

/s/ Scott H. Randolph
Scott H. Randolph, individually

SCHEDULE 1

Non-Compete Agreement with Peak Lime, Inc. dated December 31, 2001

EXHIBIT A

FORM OF GENERAL RELEASE AND WAIVER OF CLAIMS

This General Release and Waiver of Claims (hereafter “Agreement”) is entered into by and between PQ Corporation, a Pennsylvania corporation (the “Company”) and ________________________ (the “Employee”) on _________________.

In consideration of the mutual promises and covenants contained herein and in the Employment Agreement by and between the Company and the Employee dated ________________ (the “Employment Agreement”), and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

Section 1.               Release and Waiver of Claims.  Effective as of ____________________, in consideration of the payments, benefits, and other considerations provided to the Employee under the Employment Agreement, the Employee, for the Employee and the Employee’s family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, hereby releases and forever discharges the Company, and all of its subsidiaries, officers, directors, employees, agents, stockholders, representatives, and their successors and assigns (collectively, “Company Entities”), from all rights, claims or demands the Employee may have, arising at any time on or before the date hereof, based on or arising out of the Employee’s employment with any Company Entity or the termination of that employment, including without limitation any claims under the Employment Agreement, or based on any services provided to any Company Entity by the Employee other than pursuant to an employment relationship with any Company Entity.  This includes a release of any and all rights, claims or demands the Employee may have, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment.  This also includes a release by the Employee of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act.  The Employee hereby agrees never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against any Company Entity, with respect to any of the matters released by the Employee pursuant to this Section 1.

Section 2.               Rights Not Released or Waived.  Section 1 hereof notwithstanding, by signing this Agreement the Employee shall not have relinquished any right to enforce the provisions of this Agreement.

Section 3.               Release and Waiver of Claims Under the Age Discrimination in Employment Act.  The Employee acknowledges that the Company has encouraged the Employee to consult with an attorney of the Employee’s choosing and, through this Agreement, encourages the Employee to consult with an attorney with respect to any possible claims the Employee may have, including claims under the ADEA, as well as under the other federal, state and local laws described in

Section 1 hereof.  The Employee understands that by signing this Agreement the Employee is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 1 hereof that may have existed on or prior to the date hereof.

Section 4.               Waiting Period and Revocation Period.  The Employee hereby acknowledges that the Company has informed the Employee that the Employee has up to twenty-one (21) days to consider this Agreement and the Employee may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier.  The Employee also understands that the Employee shall have seven (7) days following the date on which the Employee signs this Agreement within which to revoke it by providing a written notice of revocation to the Company.

Section 5.               Acceptance.  To accept this Agreement, the Employee shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21) day period commencing on the date hereof.  This Agreement shall take effect on the eighth day following the Employee’s execution of this Agreement unless the Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

Section 6.               Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to the Employee’s employment and termination thereof.  Except as specifically provided herein, this Agreement shall supersede any written employment agreement between the parties hereto in all respects effective as of the date hereof.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ________________ APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the Employee has executed this General Release and Waiver of Claims.

_______________________________________                     Date:_________________________

[Employee]

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